Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in this Registration Statement of Shapeways Holdings, Inc. on Form S-8 of our report dated March 12, 2021, with respect to our audit of the financial statements of the Shapeways, Inc. as of and for the year ended December 31, 2019 which is part of this Registration Statement.

/s/ Briggs & Veselka Co.

Briggs & Veselka Co.

Houston, Texas

December 9, 2021